Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES OCTOBER CASH DISTRIBUTION

DALLAS, Texas, October 21, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $$0.056006 per unit, payable on November 17, 2014, to unit holders of record on October 31, 2014.

This month’s distribution decreased from the previous month due to increased capital expenditures relating to the drilling in August of three vertical wells and three recompletions of the 2014 program for the Waddell Ranch. Slightly higher production for both oil and gas offset these increased expenditures. Pricing for both oil and gas dropped significantly in August also.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 25,159 bbls and 15,331 Mcf. These allocated volumes were significantly impacted by the substantial increase in the capital expenditures and the reduced pricing of both oil and gas. The average price for oil was $85.07 per bbl and for gas was $5.93 per Mcf. This would primarily reflect production for the month of August for oil and the month of July for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	99,467	358,371	25,159	*	15,331	*	$85.07	$5.93	**

Prior Month	98,717	326,643	44,630	*	101,115	*	$95.35	$6.10	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

During August 2014, three of the 2014 workover wells were completed and producing. There were three new wells of the 2014 program completed in the month of August with three more being drilled. Capital expenditures were approximately $4,145,602. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim have been processed through the monthly distributions. These adjustments will continue to be reviewed for accuracy and validity through the 2014 audit period.

Effective August 29, 2014, Southwest Bank became the new Trustee.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839